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                                                                    Exhibit 99.1

                                    NMT Medical, Inc.
                                    27 Wormwood Street
                                    Boston, MA 02210-1625
                                    (Nasdaq/NMS:NMTI)


AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
-------------------------  --------------------------------
John E. Ahern              General Info:    Stuart Levine, Ph.D.
Chief Executive Officer    Analyst Info:    Brian Gill
(617) 737-0930             Media Info:      Deanne Eagle
                           (212) 661-8030

FOR IMMEDIATE RELEASE
---------------------
February 2, 2001


  NMT MEDICAL ANNOUNCES RECEIPT OF NASDAQ LETTER REGARDING POTENTIAL DELISTING
  ----------------------------------------------------------------------------

BOSTON, MA, FEBRUARY 2, 2001 - NMT Medical, Inc. (Nasdaq/NMS:NMTI) announced today pursuant to Marketplace Rule 4815(b) that it received notice on January 26, 2001 from the Nasdaq National Market (the "NNM") that the NNM had determined to delist the Company's common stock from the NNM, effective at the opening of business on February 5, 2001, unless the Company requests a hearing prior to that time. Based on the Company's review of its unaudited year-end results, the Company requested a hearing to appeal Nasdaq's decision. A hearing request will stay the delisting of the Company's securities pending a decision by the Nasdaq Listing Qualifications Panel (the "Panel").

In its notice to the Company, Nasdaq informed the Company that, based on the Company's reported results of operations for the quarter ended September 30, 2000, the Company was no longer in compliance with the minimum $4,000,000 net tangible assets requirement for the NNM under Marketplace Rule 4450(a)(3). Until the Panel reaches its decision, the Company's common stock will remain listed on the NNM.

There can be no assurance as to when the Panel will reach a decision, or that such a decision will be favorable to the Company. An unfavorable decision will result in the immediate delisting of the Company's common stock irrespective of the Company's ability to appeal the decision.

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening
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procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices. The NMT Neurosciences division serves the needs of neurosurgeons with a range of implantable and disposable products, including cerebral spinal fluid shunts, external drainage products, and the Spetzler(TM) Titanium Aneurysm Clip.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including any statements relating to results of the hearing by the Panel. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and subsequent filings with the Securities and Exchange Commission.



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